Exhibit 99.1

CONTACT:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

FOR IMMEDIATE RELEASE

May 21, 2009

Huron Consulting Group Names President and Chief Operating Officer

David M. Shade Takes on New Role at Company

CHICAGO – May 21, 2009 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced the appointment of David M. Shade as president and chief operating officer.

“David’s new role at Huron recognizes his significant contributions as the leader of our high-performing healthcare practice, and his proven ability to chart and implement solid growth strategies for the Company,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group. “As president and COO, David will continue to use his outstanding leadership and relationship management skills for the benefit of our clients and our people.”

“I am honored to be selected for this role, and excited about the opportunities ahead for Huron,” said David M. Shade, president and chief operating officer, Huron Consulting Group.

Shade has led Huron’s Healthcare practice since January 2007, when Huron acquired Wellspring Partners where he was principal and chief executive officer. Consulting Magazine named Shade one of the Top 25 Consultants of 2008. Prior to the formation of Wellspring in 1999, he served as chief executive officer of a firm specializing in healthcare valuation services. Previously, Shade was a partner in the healthcare consulting division of Ernst & Young for more than 20 years. Before starting his professional career, he served as combat officer with the 101st Airborne Division during the Vietnam War and was decorated for valor.

Holdren will remain Huron’s chairman and chief executive officer, with Shade assuming the president title, which Holdren has held since 2004. In his new role, Shade will be responsible for human resources, marketing and sales, and all consulting service operations, which include Health and Education Consulting, Legal Consulting, Accounting & Financial Consulting, and Corporate Consulting.

Jim Roth, vice president of Health and Education Consulting, will assume responsibility for Huron’s entire Health and Education Consulting segment, which comprises more than 55 percent of the Company’s revenues. Gordon J. Mountford, vice president of Healthcare Operational Consulting (Huron’s Wellspring practice), and Paul Kohlheim, vice president of Healthcare Revenue Consulting (Huron’s Stockamp practice), will share responsibility for the Company’s Healthcare business under Roth. Shahzad Bashir and Daniel P. Broadhurst will continue to serve as vice president of Legal Consulting and Accounting & Financial Consulting/Corporate Consulting, respectively.

About Huron Consulting Group

Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, resolve disputes, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including leading academic institutions, healthcare organizations, Fortune 500 companies, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

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